As filed with the Securities and Exchange Commission on May 25, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE ACTIVE NETWORK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0884962
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10182 Telesis Court, Suite 100

San Diego, CA 92121

(Address of Principal Executive Offices)

2011 EQUITY INCENTIVE PLAN

2011 EMPLOYEE STOCK PURCHASE PLAN

2002 STOCK OPTION/STOCK ISSUANCE PLAN

(Full Title of the Plan)

David Alberga

Chief Executive Officer and

Chairman of the Board

Matthew Landa

President and Director

The Active Network, Inc.

10182 Telesis Court, Suite 100

San Diego, CA 92121

(858) 964-3800

(Name and Address of Agent For Service)

Copies to:

Michael S. Kagnoff, Esq. Jeffrey C. Thacker, Esq. David M. Eisler, Esq. DLA PIPER LLP (US) 4365 Executive, Suite 1100 San Diego, California 92121 Telephone: (858) 677-1400	Kourosh Vossoughi, Esq. Chief Legal Officer, General Counsel and SVP Business Development The Active Network, Inc. 10182 Telesis Court, Suite 100 San Diego, California 92121 Telephone: (858) 964-3800

Jeffrey D. Saper, Esq.

Martin J. Waters, Esq.

Anthony G. Mauriello, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

12235 El Camino Real, Suite 200

San Diego, California 92130

Telephone: (858) 350-2300

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
2002 Stock Option/Stock Issuance Plan Common Stock, par value $0.001 per share	13,254,710 shares(2)	$3.22(3)	$42,680,166	$4,956
2011 Equity Incentive Plan Common Stock, par value $0.001 per share	4,123,077 shares(4)	$12.75(5)	$52,569,232	$6,104
2011 Employee Stock Purchase Plan Common Stock, par value $0.001 per share	1,122,000 shares(6)	$15.00(7)	$16,830,000	$1,954
Total:	18,499,787 shares	N/A	$112,079,398	$13,014

(1)	This registration statement shall also cover an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2011 Equity Incentive Award Plan (“2011 EIP”), the 2011 Employee Stock Purchase Plan (“2011 ESPP”) and the 2002 Stock Option/Stock Issuance Plan (“2002 Plan”) by reason of any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Represents shares of common stock reserved for issuance upon the exercise of outstanding options granted under the 2002 Plan The 2002 Plan has been terminated and no further option grants will be made under the 2002 Plan and any shares remaining available for future grant, plus any shares underlying outstanding options that expire or are forfeited, have been allocated to the 2011 EIP. See footnote 4 below.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act of 1933. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 13,254,710 shares of Registrant’s common stock reserved for future issuance upon the exercise of options outstanding under the 2002 Plan are calculated using a weighted average exercise price for such shares of $3.22 per share based on exercise prices for such shares ranging from $1.96 to $13.78 per share.
(4)	Shares of common stock reserved for issuance under the 2011 EIP consist of (a) 3,927,000 shares of common stock initially available for future grants under the 2011 Plan plus (b) 196,077 shares of common stock previously reserved but unissued under the 2002 Plan that are now available for issuance under the 2011 EIP. To the extent outstanding awards under the 2002 Plan are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2002 Plan, the shares of common stock subject to such awards instead will be available for future issuance under the 2011 EIP. See footnote 2 above. The 2011 EIP also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2011 EIP on January 1, from 2011 until 2021. The number of shares added each year will be equal to the lesser of: (a) 5% of the aggregate number of shares of the Registrant’s common stock outstanding on December 31 of the preceding calendar year; or (b) a number of shares of the Registrant’s common stock that may be determined each year by the Registrant’s board of directors that is less than (a).
(5)	This estimate is made pursuant to Rule 457(h) of the Securities Act of 1933 solely for purposes of calculating the registration fee, and is based on 85% of the initial public offering price set forth on the cover page of the Registrant’s prospectus filed with the Securities and Exchange Commission on May 25, 2011 pursuant to Rule 424(b) under the Securities Act of 1933, as amended. Pursuant to the 2011 ESPP, which plan is incorporated by reference herein, the purchase price of the shares of common stock will be equal to the lesser of (i) 85% of the fair market value of our common stock on the first date of the offering period, or (ii) 85% of the fair market value of our common stock on the purchase date.
(6)	The 2011 ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2011 ESPP on January 1, from 2011 until 2021. The number of shares added each year will be equal to the lesser of: (a) 1% of the aggregate number of shares of the Registrant’s common stock outstanding on December 31 of the preceding calendar year; or (b) a number of shares of the Registrant’s common stock that may be determined each year by the Registrant’s board of directors that is less than (a).
(7)	This estimate is made pursuant to Rule 457(h) of the Securities Act of 1933 solely for purposes of calculating the registration fee, and is based on the initial public offering price set forth on the cover page of the Registrant’s prospectus filed with the Securities and Exchange Commission on May 25, 2011 pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Securities and Exchange Commission (the “Commission”) Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”). In this registration statement, unless the context otherwise requires, the terms “we,” “us,” and “our,” refer to The Active Network, Inc.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by us with the SEC are incorporated by reference in this registration statement:

(a)	Our prospectus filed with the Commission on May 25, 2011 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for our latest fiscal year for which such statements have been filed;

(b)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the prospectus referred to in (a) above; and

(c)	The description of our common stock contained in the registration statement on Form 8-A (Registration No. 001-35187 filed with the Commission on May 23, 2011.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

10182 Telesis Court, Inc.

San Diego, CA 92121

Telephone: (858) 964-3800

Facsimile: (858) 658-0034

Attn: Chief Legal Officer

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.

The Registrant’s amended and restated certificate of incorporation and bylaws provide that the Registrant shall indemnify its officers and directors to the full extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in food faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable to the corporation unless a court determines otherwise.

The Registrant also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by and officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Registrant.

Pursuant to separate indemnification agreements with the Registrant, each officer and director of the Registrant is indemnified against all liabilities relating to his or her position as an officer or director of the Registrant, to the fullest extent permitted under applicable law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index below.

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set for in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*  *  *

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, state of California, on this 25th day of May, 2011.

The Active Network, Inc.

By:	/s/ David Alberga
David Alberga Chief Executive Officer

POWER OF ATTORNEY

Each director and/or officer of The Active Network, Inc. whose signature appears below constitutes and appoints David Alberga and Scott Mendel, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ David Alberga David Alberga	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	May 25, 2011

/s/ Scott Mendel Scott Mendel	Chief Financial Officer (principal financial and accounting officer)	May 25, 2011

/s/ Matthew Landa Matthew Landa	President and Director	May 25, 2011

/s/ Thomas N. Clancy Thomas N. Clancy	Director	May 25, 2011

/s/ Bruns H. Grayson Bruns H. Grayson	Director	May 25, 2011

/s/ Stephen L. Green Stephen L. Green	Director	May 25, 2011

/s/ Joseph Levin Joseph Levin	Director	May 25, 2011

/s/ Scott Schultz Scott Schultz	Director	May 25, 2011

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of The Active Network, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Form S-1, filed with the SEC on April 22, 2011, File No. 333-114702).

4.2	Bylaws of The Active Network, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant’s Form S-1, filed with the SEC on April 22, 2011, File No. 333-114702).

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.

23.2	Consent of DLA Piper LLP (US) (filed as a part of Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

99.1(1)	2002 Stock Option/Stock Issuance Plan.

99.1(2)	2011 Equity Incentive Plan.

99.1(3)	2011 Employee Stock Purchase Plan.

(1)	Incorporated by reference to Exhibits 10.9 to the Registrant’s registration statement on Form S-1 (File No. 333-114702) filed on May 20, 2011.
(2)	Incorporated by reference to Exhibit 10.16 to the Registrant’s registration statement on Form S-1/A (File No. 333-114702) filed on May 5, 2011.
(3)	Incorporated by reference to Exhibit 10.20 to the Registrant’s registration statement on Form S-1/A (File No. 333-114702) filed on May 5, 2011.